Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 10, 2014

Supplementing that Certain

INDENTURE

Dated as of March 28, 2013

Among

CARLYLE HOLDINGS II FINANCE L.L.C.,

THE GUARANTOR PARTIES HERETO

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

5.625% Senior Notes due 2043

This Second Supplemental Indenture, dated as of March 10, 2014 (the “Second Supplemental Indenture”), among Carlyle Holdings II Finance L.L.C., a limited liability company duly organized and existing under the laws of the State of Delaware, having its principal office at 1001 Pennsylvania Avenue, NW, Washington, District of Columbia 20004 (the “Company”), the Guarantors party hereto and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”) under the Indenture (as hereinafter defined) and hereunder, supplements that certain Indenture, dated as of March 28, 2013, among the Company, the Guarantors named therein and the Trustee (the “Base Indenture”), as supplemented by the first supplemental indenture thereto, dated as of March 28, 2013 among the Company, the Guarantors and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture and this Second Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

The Company and the Guarantors have heretofore executed and delivered to the Trustee the Base Indenture providing for the issuance from time to time of one or more series of the Company’s senior unsecured debt securities (herein and in the Base Indenture and the First Supplemental Indenture called the “Securities”), the forms and terms of which are to be determined as set forth in Sections 201 and 301 of the Base Indenture, and the Guarantees thereof by the Guarantors.

Section 901 of the Base Indenture provides, among other things, that the Company, the Guarantors and the Trustee may enter into indentures supplemental to the Base Indenture for, among other things, the purposes of (a) establishing the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Base Indenture and (b) adding to or changing any of the provisions to the Base Indenture in certain circumstances.

Pursuant to the Base Indenture and the First Supplemental Indenture, the Company initially issued $400,000,000 of its 5.625% Senior Notes due 2043 (the “Initial Notes”). Section 1.1(2) of the First Supplemental Indenture provides that the Company may provide for the issuance of Additional Notes (as defined in the First Supplemental Indenture) as permitted by Section 301 of the Base Indenture.

The Company wishes to issue an additional $200,000,000 of its 5.625% Senior Notes due 2043 as Additional Notes under the First Supplemental Indenture and the Base Indenture. In connection with the issuance of the Additional Notes, the Company has duly authorized the execution and delivery of this Second Supplemental Indenture and the Additional Notes to be issued from time to time, as provided for in the Indenture.

All things necessary have been done to make this Second Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, and to make the Additional Notes, when executed by the Company and authenticated and delivered and under the Indenture and duly issued by the Company, the valid and legally binding obligations of the Company.

All things necessary have been done to make the Guarantees, upon execution and delivery of this Second Supplemental Indenture, the valid and legally binding obligations of each Guarantor and to make this Second Supplemental Indenture a valid and legally binding agreement of each Guarantor, in accordance with its terms.

ARTICLE I

Issuance of Securities

SECTION 1.1. Issuance of Notes; Principal Amount; Maturity; Title.

(1) As of the date hereof, the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, the Additional Notes substantially in the form set forth in Section 3.2 of the First Supplemental Indenture, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this Second Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the Officer executing such Notes, as evidenced by the execution of such Notes.

(2) The Additional Notes to be issued pursuant to this Supplemental Indenture constitute Additional Notes issued pursuant to Section 1.1(2) of the First Supplemental Indenture and shall be consolidated with and form a single class with the Initial Notes previously established pursuant to the Base Indenture and the First Supplemental Indenture. The Additional Notes shall have the same terms and conditions in all respects as the Initial Notes, except that the issue date of the Additional Notes shall be March 10, 2014 and the date from which interest shall accrue on the Additional Notes shall be September 30, 2013.

(3) The Additional Notes shall be issued in the aggregate principal amount of $200,000,000 and shall mature on the Stated Maturity, unless the Notes are redeemed prior to that date as described in Section 5.1 of the First Supplemental Indenture.

SECTION 1.2. Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture and the First Supplemental Indenture will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture. However, to the extent any provision of the Base Indenture and the First Supplemental Indenture conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

ARTICLE II

Definitions

SECTION 2.1. Definitions.

As used in this Second Supplemental Indenture, terms defined in the Base Indenture and the First Supplemental Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE III

Miscellaneous

SECTION 3.1. Execution as Supplemental Indenture.

This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and this Second Supplemental Indenture and the Base Indenture and the First Supplemental Indenture shall henceforth be read together, and any conflict among the Base Indenture, the First Supplemental Indenture and this Second Supplemental Indenture shall be resolved as provided in Section 1.2 of this Second Supplemental Indenture.

SECTION 3.2. Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Additional Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company and the Guarantors, as the case may be, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or of the Securities or the Guarantees. The Trustee shall not be accountable for the use or application by the Company of the Additional Notes or the proceeds thereof.

SECTION 3.3. Separability Clause.

In case any provision in this Second Supplemental Indenture or in the Additional Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.4. Successors and Assigns.

All covenants and agreements in this Second Supplemental Indenture by the Company and the Guarantors shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

SECTION 3.5. Execution and Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 3.6. Governing Law.

This Second Supplemental Indenture shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first above written.

Carlyle Holdings II Finance L.L.C.

By:	Carlyle Holdings II L.P., its sole member

By:	Carlyle Holdings II GP L.L.C., its general partner

By:	The Carlyle Group L.P., its sole member

By:	Carlyle Group Management L.L.C., its general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Chairman

The Carlyle Group L.P.

By:	Carlyle Group Management L.L.C., its general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Chairman

Carlyle Holdings I L.P.

By:	Carlyle Holdings I GP Sub L.L.C., its general partner

By:	Carlyle Holdings I GP Inc., its sole member

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Chairman

Carlyle Holdings II L.P.

By:	Carlyle Holdings II GP L.L.C., its general partner

By:	The Carlyle Group L.P. its sole member

By:	Carlyle Group Management L.L.C., its general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Chairman

Carlyle Holdings III L.P.

By:	Carlyle Holdings III GP Sub L.L.C, its general partner

By:	Carlyle Holdings III GP L.P., its sole member

By:	Carlyle Holdings III GP Management L.L.C., its general partner

By:	The Carlyle Group L.P., its sole member

By:	Carlyle Group Management L.L.C., its general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Chairman

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Richard Tarnas
	Name:	Richard Tarnas
	Title:	Vice President